Exhibit F

Repurchase Agreement

September 8, 2022

Ladies and Gentlemen:

Introductory. Crescent Energy OpCo LLC, a Delaware limited liability company (the “Company”), proposes to repurchase (the “Repurchase”) from PT Independence Energy Holdings, LLC, a Delaware limited liability company (the “Holder”), units representing membership interests in the Company (“Units”), on the terms and subject to the conditions set forth herein. The Company and the Holder agree that the Repurchase contemplated hereby is being effected in lieu of the exercise by the Holder of its redemption right described in Section 3.6(a)(i) of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 7, 2021 (the “LLC Agreement”), and the exercise by the Company of its cash election right described in Section 3.6(a)(iii) of the LLC Agreement in connection with the offering contemplated by the Underwriting Agreement (as defined below). The parties hereto (including Crescent (as defined below)) further approve and consent to the transactions contemplated hereby.

Concurrently with this Repurchase Agreement (this “Agreement”), Crescent Energy Company, a Delaware corporation and the managing member of the Company (“Crescent”), is entering into an underwriting agreement, dated as of the date hereof (the “Underwriting Agreement”), with Independence Energy Aggregator L.P. (“Aggregator”) and Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (the “Underwriters”), pursuant to which Aggregator has agreed to sell to the several Underwriters 5,000,000 shares (the “Firm Shares”) of Crescent’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). Aggregator has also agreed to sell to the several Underwriters, at the option of the Underwriters, an aggregate of not more than 750,000 additional shares (the “Optional Shares” and, together with the Firm Shares, the “Offered Shares”) of Class A Common Stock.

The Company hereby confirms its agreements with the Holder as follows:

Section 1. Purchase, Sale and Delivery of the Subject Units.

(a) The Subject Units. Upon the terms and subject to the conditions set forth herein, the Company agrees to repurchase from the Holder, and the Holder agrees to sell to the Company, (i) 2,233,727 Units (the “Firm Units”) and (ii) contingent upon Aggregator’s sale to the Underwriters, and the Underwriters’ subsequent purchase, of Optional Shares, a number of additional Units (the “Additional Units” and, together with the Firm Units, the “Subject Units”) such that the number of Additional Units, in comparison to Firm Units, sold by the Holder and repurchased by the Company is equal in proportion to the number of Optional Shares, in comparison to Firm Shares, sold by Aggregator and purchased by the Underwriters pursuant to the Underwriting Agreement. The Subject Units shall be sold to the Company at the Repurchase Price. As used herein, “Repurchase Price” shall mean the price per Subject Unit equal to the per share price received by Aggregator for the Offered Shares pursuant to the Underwriting Agreement. In connection with the Repurchase, the Holder agrees to surrender to Crescent for cancellation a number of shares of Class B common stock, par value $0.0001 per share, of Crescent equal to the number of (i) Firm Units the Holder delivers on the First Closing Date (as defined below) (the “Firm Class B Shares”) and (ii) Additional Units the Holder delivers on any Additional Closing Date (as defined below) (the “Additional Class B Shares” and, together with the Firm Class B Shares, the “Subject Class B Shares”).

(b) The Closing Date. (i) Payment for the Firm Units shall be made to the Holder in Federal or other funds immediately available in New York City against delivery of the Firm Units from the Holder’s account to the Company on September 13, 2022 (the “First Closing Date”); and (ii) payment for any Additional Units to be sold in accordance with Section 1(a) shall be made to the Holder in Federal or other funds immediately available in New York City against delivery of such Additional Units from the Holder’s account to the Company on each date in which Aggregator delivers to the Underwriters, and the Underwriters pay for, Optional Shares (each time for the delivery of and payment for Additional Units, an “Additional Closing Date”, which may be the First Closing Date (the First Closing Date and each Additional Closing Date, if any, being sometimes referred to as a “Closing Date”), or, in each case, at such other time and on such other date as the Company and the Holder shall mutually agree in writing. Payment shall be made to the account that the Holder has previously notified the Company in writing.

(c) Delivery of the Subject Units. (i) The Firm Units shall be delivered to the Company on the First Closing Date for the account of the Company, and the Firm Class B Shares will be so surrendered; and (ii) any Additional Units shall be delivered to the Company on the applicable Additional Closing Date for the account of the Company, and the corresponding number of Additional Class B Shares will be so surrendered.

(d) Tax Treatment of the Repurchase. Crescent, the Company and the Holder agree for U.S. federal income tax purposes and for purposes of any applicable state income tax laws that incorporate or follow U.S. federal income tax principles, to treat the Repurchase of the Subject Units as a distribution of cash by the Company to the Holder to which Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), applies. Crescent, the Company and the Holder agree to file all income tax returns consistent with the tax treatment describes in this Section 1(d), and none of them shall take any tax position inconsistent with such tax treatment unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

(e) Payment of Expenses. Crescent, the Company and the Holder agree that Crescent will pay all legal fees and expenses of the Holder in connection with the transactions contemplated by this Agreement.

Section 2. Representations of the Parties.

(a) Representations of the Holder.

i.

Title to Securities. The Holder has and on each Closing Date hereinafter mentioned will have, valid and unencumbered title to the Subject Units to be delivered by the Holder on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Subject Units to be delivered by the Holder on such Closing Date hereunder; and upon the delivery of and payment for the Subject Units on each Closing Date hereunder the Company will acquire valid and unencumbered title to the Subject Units to be delivered by the Holder on such Closing Date.

ii.

Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Holder for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Subject Units, except filings by the Holder with the Securities and Exchange Commission in connection with such sale, such as have been obtained, or made, other than those that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iii.

No Conflicts. The execution, delivery and performance by the Holder of this Agreement, and the sale of the Subject Units will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Holder is a party or by which the Holder is bound or to which any property or asset of the Holder is subject, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, (ii) result in any violation of the provisions of the certificate of formation or limited liability company agreement or similar organizational documents of the Holder or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iv.	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Holder.

v.	Organization and Good Standing. The Holder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Representations of the Company.

i.

Authorization of Agreement. The Company has full right, power and authority to enter into this Agreement and to purchase all of the Subject Units. This Agreement has been duly authorized, executed and delivered by the Company.

ii.

Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the purchase of the Subject Units, except such as have been obtained, or made, other than those that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iii.

No Conflicts. The execution, delivery and performance by the Company of this Agreement, and the purchase of the Subject Units will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, (ii) result in any violation of the provisions of the certificate of formation or limited liability company agreement or similar organizational documents of the Company or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except as otherwise would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

iv.	Organization and Good Standing. The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

v.

Available Funds. As of the date hereof the Company has, and on each Closing Date, the Company will have, sufficient funds available to consummate the transactions contemplated hereby, including the purchase by the Company of all of the Subject Units.

Section 3. Managing Member Approval.

(a) Pursuant to Section 8.1(a) of the LLC Agreement, the Company’s Managing Member (such term as defined in the LLC Agreement) hereby consents to the transactions contemplated by this Agreement.

(b) Pursuant to Section 9.01(h) of the Second Amended and Restated Limited Liability Company Agreement of the Holder, dated as of December 7, 2021 (the “Holder LLC Agreement”), the Holder’s Managing Member (such term as defined in the Holder LLC Agreement) hereby consents to the transactions contemplated by this Agreement.

Section 4. Conditions of the Obligations of the Company and the Holder. The obligations of the Holder to deliver the Subject Units and of the Company to repurchase and pay for the Subject Units, in each case as provided herein, shall be subject to the timely performance by the Holder and the Company of each of their respective covenants and other obligations hereunder.

If the conditions specified in this Section 4 are not satisfied when and as required to be satisfied, this Agreement may be terminated by the Holder (so long as it is not in breach of its obligations pursuant to this Agreement) by written notice to the Company or by the Company (so long as it is not in breach of its obligations pursuant to this Agreement) by written notice to the Holder at any time on or prior to the applicable Closing Date, which termination shall be without liability on the part of either party to the other party, except that Section 8 shall at all times be effective and shall survive such termination. In addition, this Agreement shall automatically terminate if the Underwriting Agreement has been terminated, without any purchase of Class A Common Stock thereunder.

Section 5. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or e-mailed and confirmed to the parties hereto as follows:

If to the Company:

Crescent Energy OpCo LLC

600 Travis Street, Suite 7200

Houston, Texas 77002

E-mail: bo.shi@crescentenergyco.com

Attention: Bo Shi, General Counsel

If to the Holder:

PT Independence Energy Holdings, LLC

c/o Liberty Mutual Insurance

175 Berkeley Street

Boston, Massachusetts 02116

E-mail: Bevin.brown@lmi.com and Helen.orourke@libertymutual.com

Attention: Bevin Brown, Managing Director and Helen O’Rourke, General Counsel

with a copy to (which copy shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Email:jhochman@willkie.com

Attention: Jeffrey Hochman

Any party hereto may change the address for receipt of communications by giving written notice to the other party.

Section 6. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of Units from the Holder merely by reason of such purchase.

Section 7. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 8. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. The Company and the Holder hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in any federal court of the District of Delaware or the Chancery Court of the State of Delaware (each, a “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of a Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in a Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in a Delaware Court has been brought in an improper or inconvenient forum.

Section 9. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CRESCENT ENERGY OPCO LLC

By:	/s/ Brandi Kendall
Name:	Brandi Kendall
Title:	Authorized Person

CRESCENT ENERGY COMPANY,
for the purpose of consenting to the transfer of the Units by the Holder pursuant to Section 3(a) of this Agreement

By:	/s/ Brandi Kendall
Name:	Brandi Kendall
Title:	Chief Financial Officer

HOLDER

PT INDEPENDENCE ENERGY HOLDINGS, LLC

By: Liberty Energy Holdings, LLC, pursuant to Section 8.3 of the Limited Liability Agreement of the Holder

By:	/s/ Bevin Brown
Name:	Bevin Brown
Title:	Vice President

INDEPENDENCE ENERGY MM LLC,
for the purpose of consenting to the transfer of the Units by the Holder pursuant to Section 3(b) of this Agreement

By:	/s/ Brandi Kendall
Name:	Brandi Kendall
Title:	Chief Financial Officer